Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Nomura Securities Co., Ltd.	Japan
Nomura Asset Management Co., Ltd.	Japan
The Nomura Trust & Banking Co., Ltd.	Japan
Nomura Babcock & Brown Co., Ltd.	Japan
Nomura Capital Investment Co., Ltd.	Japan
Nomura Investor Relations Co., Ltd.	Japan
Nomura Principal Finance Co., Ltd.	Japan
Nomura Funds Research and Technologies Co., Ltd.	Japan
Nomura Pension Support & Service Co., Ltd.	Japan
Nomura Research & Advisory Co., Ltd.	Japan
Nomura Business Services Co., Ltd.	Japan
Nomura Satellite Communications Co., Ltd.	Japan
Nomura Institute of Capital Markets Research	Japan
Nomura Holding America Inc.	Delaware
Nomura Securities International, Inc.	New York
Nomura Corporate Research and Asset Management Inc.	Delaware
Nomura Asset Capital Corporation	Delaware
The Capital Company of America, LLC	Delaware
Nomura Derivative Products, Inc.	Delaware
Nomura Global Financial Products, Inc.	Delaware
Nomura Securities (Bermuda) Ltd.	Bermuda
Nomura Europe Holdings plc	England
Nomura International plc	England
Nomura Bank International plc	England
Banque Nomura France	France
Nomura Bank (Luxembourg) S.A.	Luxembourg
Nomura Bank (Deutschland) GmbH	Germany
Nomura Bank (Switzerland) Ltd.	Switzerland
Nomura Italia S.I.M. p.A.	Italy
Nomura Funding Facility Corporation Limited	Ireland
Nomura Global Funding plc	England
Nomura Europe Finance N.V.	Netherlands
Nomura Principal Investment plc	England
Nomura Asia Holding N.V.	Netherlands
Nomura Investment Banking (Middle East) E.C.	Bahrain
Nomura International (Hong Kong) Limited	Hong Kong
Nomura Singapore Limited	Singapore
Nomura Advisory Services (Malaysia) Sdn. Bhd.	Malaysia
Nomura Australia Limited	Australia
PT Nomura Indonesia	Indonesia